Exhibit 99.1

For information contact:

Gregory Mann, Chief Financial Officer

PLC Systems

508-541-8800

gmann@plcmed.com

PLC Systems Proposes Series of Business Transactions

Designed to Preserve Value for Shareholders

MILFORD, Mass.—May 14, 2014 -- PLC Systems Inc. (OTCQB: PLCSF) (“PLC”), a medical device company focused on innovative technologies for the cardiac and vascular markets, today announced that it is proposing to its shareholders a series of business transactions.

Said Mark R. Tauscher, president and chief executive officer of PLC, “The management of PLC has been working diligently for the past few years to raise the additional capital needed to both fund our operations as well as our U.S. clinical trial of RenalGuard®. Despite considering every alternative, we have not been successful in doing so. To avoid the route of bankruptcy, which would leave very little if any value for current shareholders, we have constructed, with our board and advisors, a series of corporate transactions that we believe will address the financial needs of the underlying business operations of RenalGuard, while providing current PLC stockholders with the ability to participate in a better capitalized public company that has a strong growth opportunity. We believe that these transactions, while complicated, will help preserve the most value for stockholder’s equity in PLC.”

The transactions proposed include merging PLC Systems Inc., the public company, with Viveve, Inc., (“Viveve”) a private medical device company pioneering innovative technology in the field of women’s healthcare. Viveve, a commercial stage company, recently received regulatory approval for its lead product in Canada, Europe and Hong Kong, and also sells product into Japan. Following this step, it is contemplated that PLC stockholders would own in aggregate approximately 36.9% of the public company, while Viveve stockholders would own in aggregate approximately 63.1% of the public company.

Proposed Business Transaction Steps:

●

Prior to the merger, PLC will transfer its existing RenalGuard business, PLC’s sole business segment, into an entity called RenalGuard Solutions, which will then be sold to GCP IV LLC, PLC’s principal debt holder, GCP IV LLC, in exchange for the cancellation of all debentures held by GCP (the “RenalGuard Transfer”);

●	In connection with the merger, PLC shall undergo a recapitalization, including the exchange of shares of PLC common stock for outstanding warrants and a 1 for 100 reverse stock split ;
●

Immediately after the RenalGuard Transfer and the merger, PLC will complete a private placement of its common stock and warrants to certain accredited investors, including 5AM Ventures, GBS Ventures and Alta Bioequities, for total gross proceeds of approximately $6,000,000 (including approximately $500,000 of bridge debt conversion);

●	Following the merger, PLC will change its name to Viveve Medical, Inc. to more accurately reflect its new business (the “Name Change”);
●	Upon consummation of the merger, the officers and directors of Viveve immediately prior to the Merger will become the officers and directors of Viveve Medical, Inc. f/k/a PLC; and

●

Initially, Viveve Medical, Inc. will continue to be quoted on the OTCQB marketplace maintained by the OTC Market Group Inc. under the symbol “PLCSF” but will undertake to change its symbol to more accurately reflect the Name Change.

The completion of the merger is contingent upon the satisfaction of certain conditions included in the merger agreement, which is attached as an exhibit to the Current Report on Form 8-K filed by PLC today with the U.S. Securities & Exchange Commission. These conditions include:

●	PLC shareholder approval of the merger and related transactions; and

●	Completion of the RenalGuard Transfer prior to closing of the merger.

About PLC Systems Inc.

PLC Systems Inc. through its operating subsidiary, PLC Medical Systems, Inc., is a medical device company focused on innovative technologies for the cardiac and vascular markets. PLC's lead product, RenalGuard®, significantly reduces the onset of CIN in at-risk patients undergoing certain cardiac and vascular imaging procedures. CIN is a form of acute kidney injury resulting from toxic contrast agents that occurs in 10% to 20% of at-risk patients. RenalGuard is CE-marked and is being sold in Europe and certain countries around the world via a network of distributors. Two investigator-sponsored studies in Europe have demonstrated RenalGuard's effectiveness at preventing CIN. The CIN-RG RenalGuard pivotal study is underway in the U.S. to support a planned Premarket Approval filing with the U.S. Food and Drug Administration. Additional company information can be found at www.plcmed.com.

About Viveve, Inc:

Viveve, Inc. is a women’s health company passionately committed to advancing new solutions to improve women’s overall well-being and quality of life. The company’s lead product, the Viveve® System, is a non-surgical, non-ablative medical device that remodels collagen and restores tissue. The Viveve System treats the condition of vaginal laxity, which is the result of the over-stretching of tissue during childbirth, which can result in a decrease in sexual function and physical sensation. For more information, please visit contact:

Investor Relations

Viveve, Inc.

408-530-1900 x 208

ir@viveve.com

This press release contains "forward-looking" statements. For this purpose, any statements contained in this press release that relate to prospective events or developments are deemed to be forward-looking statements. Words such as "believes," "anticipates," "plans," "expects," "will" and similar expressions are intended to identify forward-looking statements. Our statements of our objectives are also forward-looking statements. While we may elect to update forward-looking statements in the future, we specifically disclaim any obligation to do so, even if our estimates change, and you should not rely on these forward-looking statements as representing our views as of any date subsequent to the date of this press release. Actual results could differ materially from those indicated by such forward-looking statements as a result of a variety of important factors, including that we may not receive necessary regulatory approvals to market our RenalGuard product or that such approvals may be withdrawn, the U.S. clinical trial for RenalGuard may not be completed in a timely fashion, if at all, or, if this clinical trial is completed, it may not produce clinically significant or meaningful results, the RenalGuard product may not be commercially accepted, operational changes, the need for additional financing, competitive developments may affect the market for our products, regulatory approval requirements may affect the market for our products, and additional risk factors described in the "Forward Looking Statements" section of our Annual Report on Form 10-K for the year ended December 31, 2013, a copy of which is on file with the SEC.

PLC Systems, PLC, RenalGuard and RenalGuard System are trademarks of PLC Systems Inc.